Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
January 31, 2013	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces First Quarter Results and
Reaffirms Fiscal 2013 Outlook for Adjusted EPS of $6.75 to $7.00 and GAAP EPS of $5.60 to $6.10 per diluted share

First Quarter Highlights
• Net Earnings per diluted share of $2.07
• Adjusted net earnings per diluted share of $2.20 (a)
• Net Sales of $1,192.5 million (b)
(a) See Diluted EPS table below
(b) See Net Sales — Total Company table below

St. Louis —January 31, 2013—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter ended December 31, 2012. Net earnings for the quarter were $129.8 million, or $2.07 per diluted share, as compared to net earnings of $143.8 million, or $2.15 per diluted share, in the first fiscal quarter of 2012. Average diluted shares outstanding were 62.6 million for the first fiscal quarter of 2013, down 4.3 million shares as compared to the same quarter in the prior fiscal year due to the timing of share repurchases in fiscal 2012.
The following table provides a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which is a non-GAAP measure.

	Quarter Ended December 31,
	Net Earnings		Diluted EPS
	2012	2011	2012	2011
Net Earnings/Diluted EPS - GAAP	$129.8	$143.8	$2.07	$2.15
Impacts, net of tax: Expense/(Income)
2013 restructuring	30.7	—	0.49	—
Pension curtailment	(23.5)	—	(0.37)	—
Prior restructuring	—	(7.6)	—	(0.11)
Other realignment / integration	0.7	0.9	0.01	0.01
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$137.7	$137.1	$2.20	$2.05

Weighted average shares - Diluted			$62.6	$66.9

"Earnings for the quarter slightly exceeded our expectations," said Ward Klein, Chief Executive Officer. "Despite top-line challenges in our Personal Care division due to heightened competitive promotional activity, our Hydro franchise continues to grow and to show strong repeat purchases. Furthermore, we have several innovative products that are launching this quarter that we anticipate will positively impact the top-line growth in fiscal 2013. In addition, our restructuring plans remain on track to achieve $25 to $35 million in savings for fiscal 2013. We are maintaining our fiscal 2013 financial outlook range for adjusted diluted earnings per share of $6.75 to $7.00, including estimated net cost savings from our restructuring efforts in fiscal 2013, but excluding restructuring costs."

Net Sales - Total Company (In millions - Unaudited)
Quarter Ended December 31, 2012

	Q1	%Chg
Net Sales - FY '12	$1,198.1
Organic	(2.7)	(0.3)%
Impact of currency	(2.9)	(0.2)%
Net Sales - FY '13	$1,192.5	(0.5)%

For the first fiscal quarter of 2013, lower sales from category and market share declines in battery and the unfavorable impact of heightened competitive activity in Wet Shave were offset by incremental volume from the impact of Hurricane Sandy. Excluding the incremental volume related to Hurricane Sandy, the Company estimates organic sales declined 1.7% in the quarter, with Personal Care down 1.4% and Household Products down 2.0%.
Gross margin for the quarter ended December 31, 2012, was 47.1%, which was flat versus the same quarter in the prior year as favorable pricing in Household Products offset unfavorable product mix. Overall, product costs were flat with the prior year as modest favorability in commodity costs were offset by unfavorable currency exchange, and the impact of certain promotional and project costs included in cost of products sold.
For the quarter, advertising and sales promotion (A&P) was $94.8 million, or 7.9% of net sales, which was essentially flat in both dollars and as a percent of net sales as compared to $96.4 million, or 8.0% of net sales in the prior year quarter. The timing of advertising and sales promotion for fiscal 2013 is impacted, in part, by the timing of new product initiatives, including the upcoming launch of Schick Hydro Disposables in the second fiscal quarter of 2013.
Total selling, general and administrative expense (SG&A) was $200.5 million, or 16.8% of net sales, for the current year quarter as compared to $214.1 million, or 17.9% of net sales, for the prior year quarter. SG&A expenses were lower for the quarter as a result of effective spending controls, lower compensation costs and the impact of the change in the underlying value of the Company's unfunded deferred compensation liabilities as compared to the change in the prior year quarter.

Personal Care

Net Sales - Personal Care (In millions - Unaudited)
Quarter Ended December 31, 2012

	Q1	%Chg
Net Sales - FY '12	$564.4
Organic	(8.0)	(1.4)%
Impact of currency	(2.1)	(0.4)%
Net Sales - FY '13	$554.3	(1.8)%

For the quarter, net sales decreased 1.8% including the unfavorable impact of currencies. Organic sales declined 1.4% due primarily to the following:

•
Wet Shave net sales decreased 3.9% on a reported basis, and 3.3% operationally in the quarter. Sales of Schick Hydro men's systems continued to grow, up 26% in the quarter, on higher refill volume, higher Schick Hydro Power razor sales and lower promotional spending. Additionally, incremental Schick Hydro Silk sales offset the sales decline in legacy women's systems in the quarter. These increases were more than offset by sales declines in disposables, men's legacy systems and shave preps due, in part, to heavy competitive promotional activity, and

•
Collectively, all other Personal Care product categories increased 3.8% on a reported basis, and 3.6% operationally in the quarter, which partially offset the decline in Wet Shave. The key drivers of the increase in the product categories other than Wet Shave were higher shipments in Skin Care, Feminine Care and Litter Genie. These sales gains were partially offset by lower sales in Infant Care due to continued category weakness and competitive activity.

Segment Profit - Personal Care (In millions - Unaudited)
Quarter Ended December 31, 2012

	Q1	%Chg
Segment Profit - FY '12	$123.5
Operations	(7.7)	(6.2)%
Impact of currency	0.4	0.3%
Segment Profit - FY '13	$116.2	(5.9)%

Segment profit for the quarter was $116.2 million, down 5.9%. The decrease in segment profit for the quarter was due to lower margin as a result of the lower Wet Shave sales noted above. The reduction in segment profit due to lower sales margin was partially offset by lower overhead spending in the quarter.

Household Products

Net Sales - Household Products (In millions - Unaudited)
Quarter Ended December 31, 2012

	Q1	%Chg
Net Sales - FY '12	$633.7
Organic	5.3	0.8%
Impact of currency	(0.8)	(0.1)%
Net Sales- FY '13	$638.2	0.7%

Net sales increased 0.7% on a reported basis, and 0.8% organically in the quarter.  This organic growth was driven by incremental volume related to the impact of Hurricane Sandy. The Company believes the storm and its aftermath resulted in approximately $18 million of incremental sales in the quarter, as the Company responded to meet the needs for portable power throughout the affected region. Excluding the impact of this incremental storm volume, organic sales declined approximately 2% in the quarter due to continued category declines, exclusive of the storm impact, and lower market share in the U.S. due primarily to the previously disclosed loss in display and shelf space at a key U.S. retailer. These declines were partially offset by improved pricing.
We estimate that the global battery category declined approximately 2% in volume and was down approximately 0.5% in value during the latest 12 weeks, excluding the impact of Hurricane Sandy, as a continued downward trend in unit volume for the current year quarter was partially offset by the positive impact of pricing actions implemented in fiscal 2012. We will anniversary the 2012 pricing actions in the second fiscal quarter of 2013. Thus, we expect that the trend in category value will more closely align with the unit volume trend as we move through the remainder of the fiscal year.

Segment Profit - Household Products (In millions - Unaudited)
Quarter Ended December 31, 2012

	Q1	%Chg
Segment Profit - FY '12	$148.8
Operations	11.8	7.9%
Impact of currency	—	—%
Segment Profit - FY '13	$160.6	7.9%

Segment profit for the quarter was $160.6 million, up $11.8 million, or 7.9%, versus the same quarter last year due primarily to the impact of the incremental margin from the hurricane volume noted above. In addition, segment profit increased, exclusive of the incremental hurricane margin, as both A&P and overhead spending were lower in the current year quarter.

Other Items
Interest expense was $33.5 million for the quarter as compared to $29.9 million for the same quarter in the prior fiscal year. The fiscal 2013 quarter result is higher than the prior year quarter due to a combination of higher average debt outstanding, resulting in part from share repurchases in fiscal 2012 and somewhat higher average rates as a result of issuing ten-year public notes that replaced the lower-rate, maturing term loan.
Other financing expense was $7.9 million for the first fiscal quarter of 2013. This cost was due primarily to foreign exchange losses related primarily to the strengthening of the U.S. dollar in relation to the Japanese Yen.
For the first fiscal quarter of 2013, the Company's effective tax rate was 31.2%, which was essentially flat with the prior year quarter.
For the quarter, capital expenditures were approximately $15 million and depreciation expense was approximately $37 million, inclusive of approximately $4 million of accelerated depreciation on assets currently in operation at certain facilities, which will be impacted by our 2013 restructuring initiatives. In addition, impairment charges of approximately $19 million were recognized in the first quarter and related primarily to anticipated plant closures as a result of the 2013 restructuring.

2013 Restructuring Plan
The 2013 Restructuring Plan is progressing, and the Company continues to forecast gross annualized pre-tax cost savings of approximately $200 million as a result of this plan, with costs in the range of $250 million. The Company continues to expect that nearly three quarters of the savings should improve profitability, and the remaining portion of the savings to be re-invested in the business to drive long-term growth. Finally, the Company anticipates that a substantial portion of the actions necessary to achieve the targeted savings should be completed by the end of fiscal 2014 and the total on-going savings realized in fiscal 2015.
Given the timing of the approval of the plan, we anticipate that the savings will start to be realized in the second quarter of fiscal 2013. We are forecasting that restructuring savings for the remainder of fiscal 2013 should be in the range of $25 to $35 million, consistent with our initial financial outlook estimate.
For the first quarter of fiscal 2013, the Company recorded $49.0 million of charges related to the 2013 Restructuring Plan including:

•	Non-cash asset impairment charges of $19.3 million and accelerated depreciation charges of $4.1 million related primarily to anticipated plant closures,

•	Severance and related benefit costs of $13.6 million associated with staffing reductions that have been identified to date, and

•	Consulting and other charges including project management costs of $12.0 million related specifically to the restructuring project and certain enabling activities.

The Company estimates that restructuring costs for the remainder of fiscal 2013 will be in the range of $70 to $90 million. The 2013 restructuring and related charges are reported as a separate line in the Consolidated Statements of Earnings (Condensed).

Working Capital Update
As previously disclosed, we are committed to improving working capital as a percent of sales in excess of 400 basis points, as compared to our fiscal year 2011 baseline metric of 22.9%. This would result in a reduction of more than $200 million of working capital. We are targeting completion of the actions required to drive this improvement by the end of fiscal 2013, with full benefit achieved in fiscal 2014.
As shown on the attachments to this press release, working capital as a percent of net sales for the trailing four quarters ending December 31, 2012 was 20.9%, an improvement of 50 basis points versus the comparable measure at fiscal year end 2012 and an improvement of 200 basis points versus our fiscal 2011 baseline metric. While the pace of improvement will vary by the component of working capital, we are seeing steady improvement in Days Payable Outstanding and a modest improvement in Days Sales Outstanding.
The company expects to experience a temporary increase in inventory days as we execute certain Household Products manufacturing footprint changes as part of our 2013 restructuring. We will provide insight on the level of these temporary inventory builds in our quarterly updates, when such impacts are considered material to the baseline comparative.

Fiscal 2013 Financial Outlook
The Company's financial outlook for adjusted, diluted earnings per share remains in the range of $6.75 to $7.00 for fiscal 2013. This outlook includes estimated net pre-tax restructuring savings of $25 to $35 million for fiscal 2013, excludes the impact of estimated restructuring costs of $120 to $140 million for fiscal 2013 and does not assume any share repurchases during the fiscal year.
Within Personal Care, our sales expectation remains consistent with our initial financial outlook in November, which was mid-single digit sales growth driven by innovation across our categories, especially in Wet Shave and Skin Care. As expected, this innovation pipeline did not have a material impact in the first fiscal quarter. For Household Products we continue to expect a low-single digit sales decline for the remainder of the fiscal year, driven by continuing category volume declines and some additional impact, most notably in the second fiscal quarter, from the previously discussed shelf space and display losses in the U.S. nearly one year ago.
On a GAAP basis, the Company's financial outlook for GAAP diluted earnings per share is in the range of $5.60 to $6.10, inclusive of both the estimates for pre-tax restructuring savings and pre-tax restructuring costs noted above, and includes the pension curtailment gain recorded in the first fiscal quarter of 2013.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first-quarter earnings and earnings guidance for fiscal 2013. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://www.media-server.com/m/acs/ed795df24b93616f57c5b91634cc1a24

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted diluted earnings per share, operating results, organic sales and other comparison changes, which exclude the impact of currencies, the acquisition of ASR including related integration and transaction costs, the costs associated with restructuring, a gain on the sale of a facility closed as a result of restructuring, unusual litigation items, costs associated with the early retirement of debt and early termination of related interest rate swaps, the impact of accounting rules on our Venezuelan operations, prior years' tax accruals, pension curtailment and certain other items as outlined in the table below are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future company-wide or segment sales, earnings and earnings per share, investments, capital expenditures, product launches, consumer trends, cost savings related to restructuring projects, costs necessary to achieve those savings and the timing of such savings, improvements to working capital levels and the timing and savings associated with such improvements, the impact of price increases, advertising and promotional spending, the impact of foreign currency movements, category value and future growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	The success of new products and the ability to continually develop new products;

•	Energizer's ability to predict category and product consumption trends;

•	Energizer's ability to continue planned advertising and other promotional spending;

•	Energizer's ability to attract and retain key customers;

•
Energizer's ability to timely execute its strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including restructurings, on Energizer's relationships with its employees, its major customers and vendors;

•	Energizer's ability to maintain and improve market share in the categories in which we operate despite competitive pressure;

•	Energizer's ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer's profitability;

•	Compliance with debt covenants as well as the impact of interest and principal repayment of our existing and any future debt;

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2012.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2012	2011

Net sales	$1,192.5	$1,198.1
Cost of products sold	630.9	633.6
Gross profit	561.6	564.5

Selling, general and administrative expense	200.5	214.1
Advertising and sales promotion expense	94.8	96.4
Research and development expense	24.6	25.6
2013 restructuring	49.0	—
Pension curtailment	(37.4)	—
Prior restructuring	—	(9.2)
Interest expense	33.5	29.9
Other financing expense/(income), net	7.9	(0.7)
Earnings before income taxes	188.7	208.4
Income tax provision	58.9	64.6
Net earnings	$129.8	$143.8

Earnings per share
Basic	$2.10	$2.17
Diluted	$2.07	$2.15

Weighted average shares of common stock - Basic	61.8	66.2
Weighted average shares of common stock - Diluted	62.6	66.9

See Accompanying Notes to Unaudited Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
December 31, 2012
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting). Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructurings including the recently announced 2013 Restructuring Plan, acquisition integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as inventory write-up related to purchase accounting, if any, other acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in most countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the segments. Such allocations do not represent the costs of such services if performed on a stand-alone basis.

For the quarter ended December 31, 2012, the Company recorded pre-tax expense of $49.0 related to its 2013 restructuring. These costs were reported on a separate line in the Consolidated Statements of Earnings (Condensed).

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan will be frozen and future service benefits will no longer be accrued under this retirement program. For the quarter ended December 31, 2012, the Company recorded a pre-tax curtailment gain of $37.4 as a result of this plan change. The pension curtailment gain was reported on a separate line in the Consolidated Statements of Earnings (Condensed).

For the prior year fiscal quarter, our prior Household Products restructuring activities generated pre-tax income of $9.2 due to the gain on the sale of our former battery manufacturing facility in Switzerland, which was shut down in fiscal 2011. This gain was partially offset by $3.6 of additional restructuring costs.

Segment sales and profitability for the quarter ended December 31, 2012 and 2011, respectively, are presented below.

	Quarter Ended December 31,
Net Sales	2012	2011
Personal Care	$554.3	$564.4
Household Products	638.2	633.7
Total net sales	$1,192.5	$1,198.1

Operating Profit
Personal Care	$116.2	$123.5
Household Products	160.6	148.8
Total operating profit	276.8	272.3
General corporate and other expenses	(29.5)	(38.2)
2013 restructuring	(49.0)	—
Pension curtailment	37.4	—
Prior restructuring	—	9.2
Amortization of intangibles	(5.6)	(5.7)
Interest and other financing items	(41.4)	(29.2)
Total earnings before income taxes	$188.7	$208.4

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,		%
Net Sales	2012	2011	Change
Alkaline batteries	$401.7	$393.8	2%
Wet Shave	394.5	410.5	(4)%
Other batteries and lighting products	236.5	239.9	(1)%
Skin Care	63.1	56.7	11%
Feminine Care	42.0	42.1	—%
Infant Care	41.0	44.7	(8)%
Other personal care products	13.7	10.4	32%
Total net sales	$1,192.5	$1,198.1	(0.5)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at September 30, 2011 as compared to December 31, 2012, respectively, are presented below.

Fiscal '11 Baseline Working Capital Metrics
($ in millions)	FY '11	Days
			Working Capital Improvement Objective:
Receivables, as reported (1)	$717.5		-- improve working capital investment in all
Less: Trade allowance in accrued liabilities	(96.6)		three major working capital categories
Receivables, adjusted (2)	620.9	48.8
			-- Targeted working capital reduction of more
Inventories	697.1	101.7	than $200 million v. FY'11 baseline

Accounts Payable	253.4	37.0	-- improve working capital as a % of net sales
			by more than 400 basis points versus FY '11 baseline.
Average Working Capital, net (3)	$1,064.6
			-- improvements targeted by the end of fiscal
Average Working Capital as % of Net Sales (4)	22.9%		'13 for full benefit in FY '14

(1) Receivables reflects reclass adjustments disclosed in Q2 2012, for all quarters in fiscal 2011.
(2) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(3) Average Working Capital for FY '11 calculated using an average of the four quarter end balances for each working capital component.
(4) Average Working Capital / FY '11 net sales.

Q1 Fiscal '13 Working Capital Metrics
($ in millions)	FY '13	Days

Receivables, as reported	$684.4
Less: Trade allowance in accrued liabilities	(105.3)
Receivables, adjusted (1)	$579.1	46.3

Inventories	666.6	100.3

Accounts Payable	293.9	44.2

Average Working Capital, net (2)	$951.8

Average Working Capital as % of Net Sales (3)	20.9%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average Working Capital for FY '13 Q1 calculated using an average of the four quarter end balances for each working capital component.
(3) Average Working Capital / Trailing 4 Quarter net sales.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2012.